NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

American Realty Investors, Inc. reports Earnings for Q3 2021

DALLAS (November 10, 2021) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the quarter ended September 30, 2021. For the three months ended September 30, 2021, we reported a net loss attributable to common shares of $19.4 million or $1.20 per diluted share, compared to $8.0 million or $0.50 per diluted share for the same period in 2020.

Financial Highlights

•We collected approximately 94% of our rents for the three months ended September 30, 2021, comprised of approximately 94% from multifamily tenants and approximately 97% from office tenants.
•Total occupancy was 93% at September 30, 2021, which includes 97% at our multifamily properties and 70% at our commercial properties.
•On August 26, 2021, we sold 600 Las Colinas, a 512,173 square foot office building in Irving, Texas for $74.8 million, resulting in gain on sale of $27.3 million. After repayment of the mortgage note payable on the property, we realized approximately $38.8 million in net cash proceeds.
•On August 25, 2021, we replaced the existing loan on Villas at Bon Secour with a new $20.0 million loan that bears interest at 3.08% and matures on August 25, 2028. As a result of the transaction we generated $8.9 million in additional proceeds and reduced the rate by 92 basis points.
Financial Results

Rental revenues decreased $1.8 million from $11.5 million for the three months ended September 30, 2020 to $9.6 million for the three months ended September 30, 2021. The decrease in rental revenue is primarily due to the sale of 600 Las Colinas and a decrease in revenue from our commercial properties due to a decline in occupancy.

Net operating loss increased $2.9 million from $2.3 million for three months ended September 30, 2020 to $5.2 million for the three months ended September 30, 2021. The increase in net operating loss is primarily due to an increase in legal fees from prior litigation and advisory fees from the sale of 600 Las Colinas and Villas at Bon Secour.

Net income attributable to common shares increased $11.4 million from $8.0 million for the three months ended September 30, 2020 to $19.4 million for the three months ended September 30, 2021. The increase in net income is primarily attributed to the increase in gain on sale of assets offset in part by the increase in operating loss.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Rental revenues	$9,628	$11,454	$30,183	$34,461
Other income	866	483	3,242	5,347
Total revenue	10,494	11,937	33,425	39,808
Expenses:
Property operating expenses	5,610	6,388	16,500	18,507
Depreciation and amortization	2,935	3,526	9,473	10,338
General and administrative	3,698	1,997	12,799	7,958
Advisory fee to related party	3,419	2,329	11,594	7,055
Total operating expenses	15,662	14,240	50,366	43,858
Net operating (loss) income	(5,168)	(2,303)	(16,941)	(4,050)
Interest income	6,128	5,421	17,388	16,459
Interest expense	(7,057)	(7,622)	(22,476)	(26,295)
(Loss) gain on foreign currency transactions	(1,639)	(1,470)	1,185	774
Loss on extinguishment of debt	(1,451)	—	(1,451)	—
Equity in income (loss) from unconsolidated joint ventures	3,543	337	11,451	(642)
Gain on sale or write-down of assets, net	31,312	15,325	24,265	24,802
Income tax provision	(605)	(50)	1,196	(346)
Net income	25,063	9,638	14,617	10,702
Net income attributable to noncontrolling interest	(5,652)	(1,651)	(4,466)	(2,075)
Net income attributable to common shares	$19,411	$7,987	$10,151	$8,627
Earnings per share - basic
Basic and diluted	$1.20	$0.50	$0.63	$0.54
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	15,997,076	16,152,043	15,997,076